Exhibit (a)(5)(A)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The offer is made solely by the Offer to Purchase, dated March 26, 2007 and the related tender offer materials, including the Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction.

In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Energy Partners, Ltd. by Banc of America Securities LLC, the dealer manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

by

Energy Partners, Ltd.

Up to 8,700,000 Shares of its Common Stock

At a Purchase Price of $23.00 Per Share

Energy Partners, Ltd., a Delaware corporation (“EPL” or the “Company”), is offering to purchase for cash up to 8,700,000 shares of its common stock, par value $0.01 per share (the “Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 26, 2007, and in the related Letter of Transmittal, as they may be amended and supplemented from time to time. EPL is inviting its stockholders to tender their Shares at $23.00 per Share (the “Purchase Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 20, UNLESS EPL EXTENDS THE OFFER.

The Board of Directors of EPL has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares. The Company’s directors and executive officers have advised the Company that they intend to tender at least a portion of their shares in the Offer.

EPL will, upon the terms and subject to the conditions of the Offer including the proration provisions, pay $23.00 per Share, net to the seller in cash, without interest, for Shares properly tendered and not properly withdrawn in the Offer prior to the “Expiration Date” (as defined below). However, EPL will not purchase shares that it does not accept for purchase because of proration provisions.

Under no circumstances will EPL pay interest on the Purchase Price for the Shares, regardless of any delay in making the payment. The term “Expiration Date” means 12:00 Midnight, New York City time, on April 20, 2007 unless and until EPL, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by EPL, shall expire.

For purposes of the Offer, EPL will be deemed to have accepted for payment, and therefore purchased, Shares properly tendered (and not properly withdrawn), subject to the proration provisions of the Offer, only when and if EPL gives oral or written notice to Mellon Investor Services, the depositary for the Offer, of its acceptance for payment of Shares pursuant to the Offer. EPL will make payment for Shares tendered and accepted for payment in the Offer only after timely receipt by the depositary of certificates for such Shares or of timely confirmation of a book-entry transfer of such Shares into the depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof or in the case of a book-entry transfer, an “Agent’s Message” (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if more than 8,700,000 Shares have been properly tendered, and not properly withdrawn prior to the Expiration Date, EPL will purchase properly tendered Shares on a pro rata basis from all stockholders who properly tender and do not properly withdraw Shares.

EPL will return to the tendering stockholder all tendered Shares that it has not purchased promptly after the Expiration Date at EPL’s expense.

EPL expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Generally, a stockholder will be subject to U.S. federal income taxation when the stockholder receives cash from EPL in exchange for the Shares that the stockholder tenders.

Tenders of Shares into the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by EPL under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on May 18, 2007. For such withdrawal to be effective, Mellon Investor Services LLC, the depositary for the Offer, must timely receive a written, telegraphic or facsimile transmission notice of withdrawal at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares.

If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an “eligible guarantor institution” (as defined in the offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.

EPL will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding. None of EPL, Mellon Investor Services, as the depositary, MacKenzie Partners, Inc., as the information agent, Banc of America Securities LLC, as the dealer manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

We are mailing promptly the Offer to Purchase and the related Letter of Transmittal to record holders of Shares whose names appear on EPL’s stockholder list and will furnish the Offer to Purchase and the related Letter of Transmittal to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related tender offer materials, including the Letter of Transmittal, contain important information that you should read carefully before you make any decision with respect to the Offer. Stockholders may obtain additional copies of the Offer to Purchase and tender offer materials, including the Letter of Transmittal, from the information agent at the address and telephone number set forth below. The information agent will promptly furnish to stockholders additional copies of these materials at EPL’s expense.

Please direct any questions or requests for assistance to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery to the information agent at the telephone numbers and address set forth below.

Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, please contact the depositary.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

Or

Call Toll-Free (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com

The Dealer Managers for the Offer are:

The Dealer Manager for the Offer is:

Banc of America Securities LLC

9 West 57th Street New York, NY 10019 Telephone: (212) 583-8426

Toll-free: (888) 583-8900 Ext. 8426

March 26, 2007

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